Exhibit (a)(1)(L)

Form of Post to All Employees Regarding Education Session

From:	Sarah Sardella
To:	All Employees
Date:	October 25, 2022

If you are eligible to participate in the Stock Option Exchange Program, the final live information session is TODAY at 2 pm ET! We encourage you to attend. A recording of the first webinar is available here. [link].

Education Session:

October 25th at 2 pm ET—[link]

For more information about the Option Exchange Program, please click on “Resources > Stock Option Exchange Program.”